NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS STRONG
FISCAL 2011 FOURTH QUARTER AND YEAR-END RESULTS

Fourth quarter revenues up 14% to $20 million
Fourth quarter leasing revenues up 68%
FY 2011 revenues up 29% to $71 million
FY 2011 leasing revenues up 33%

HUNTSVILLE, TX – APRIL 5, 2011 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2011 fourth quarter and year ended January 31, 2011.

Total revenues for the fourth quarter of fiscal 2011 increased 14% to $19.7 million from $17.4 million in the fourth quarter of fiscal 2010. Net income for the fourth quarter of fiscal 2011 increased threefold to $1.8 million, or $0.17 per diluted share, from $0.6 million, or $0.06 per diluted share, in the fourth quarter of fiscal 2010. Excluding the impact of a $1.0 million charge to provision for doubtful accounts, net income for the fourth quarter was approximately $2.3 million, or $0.23 per diluted share. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal 2011 fourth quarter increased 64% to $9.1 million, or 46% of total revenues, compared to $5.6 million, or 32% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and net cash provided by operating activities, the most comparable GAAP measures, in Note A under the accompanying financial tables.

Bill Mitcham, the Company’s President and CEO, stated, “We are extremely pleased with both our fourth quarter and full year results, led by an outstanding performance in our leasing business and a solid performance at Seamap. In fiscal 2011, which most in our industry consider a recovery year, we generated the best annual EBITDA in the Company’s history. Our fourth quarter leasing revenues were $12.7 million, which is 68% above last year’s fourth quarter. These leasing revenues represent our best fourth quarter ever and are approximately 30% higher than our previous best fourth quarter, which was in fiscal 2008.

“Our fourth quarter performance continued to reflect across the board strength in several of our international markets, particularly Latin America and the Middle East, and strong activity in our marine leasing business. Demand for land seismic rental equipment in the United States was relatively stable sequentially, mainly driven by activity in several of the shale plays. Seamap had another solid performance during the quarter, driven by parts sales, service and repair work and sales of a GunLink 2000 system and a BuoyLink system.

“Looking at our current fiscal year, we are excited about what we have seen so far in fiscal 2012 as there are ongoing indications of increasing demand for seismic services, especially in international markets. We expect essentially all of our lease pool equipment in Russia to remain fully utilized in our first quarter of fiscal 2012. In Canada, the overall market is turning out to be better than originally contemplated, and as a result we expect a high level of utilization in that market for the remainder of the winter season. In addition, current order activity is giving us fairly good visibility at least through the first half of this fiscal year. We expect good performance in Southeast Asia and Latin America and new activity in Europe for our land leasing business, as well as continued solid marine leasing activity. We expect Seamap to have a good year in fiscal 2012, led by a growing demand for our GunLink and BuoyLink products as contractors seek to expand capabilities and upgrade equipment and technology.”

FOURTH QUARTER FISCAL 2011 RESULTS

Total revenues for the fiscal 2011 fourth quarter were $19.7 million compared to $17.4 million a year ago, primarily led by outstanding results in the equipment leasing business as well as a solid performance at Seamap. A significant portion of the Company’s revenues are typically generated from sources outside the United States, and during the fourth quarter of fiscal 2011, the percentage of revenues from international customers was approximately 81% compared to 71% in the fourth quarter of fiscal 2010.

Equipment leasing revenues, excluding equipment sales, were $12.7 million compared to $7.5 million in the same period a year ago, an increase of 68%. Lease pool equipment sales were $1.0 million compared to $2.3 million in the fourth quarter of fiscal 2010. Sales of new seismic, hydrographic and oceanographic equipment more than doubled to $2.0 million from $0.8 million in the comparable period a year ago.

Seamap sales were $4.1 million compared to $6.7 million in the fourth quarter of fiscal 2010. In the fourth quarter a year ago, Seamap sales benefited from deliveries of one GunLink 4000 system and two BuoyLink RGPS systems. The fiscal 2011 fourth quarter was principally driven by sales of other equipment and replacement parts combined with ongoing service and support activities and the delivery of one GunLink 2000 system and one BuoyLink system.

Lease pool depreciation in the fourth quarter was $5.8 million versus $4.6 million in the same period last year, a 26% increase. This increased depreciation was attributable to additions made to the Company’s lease pool during fiscal 2010 and fiscal 2011. Additions to the Company’s lease pool in fiscal 2011 amounted to approximately $31.1 million and included cable-free land acquisition equipment, traditional cabled land acquisition equipment, downhole seismic tools and a variety of marine equipment.

Gross profit in the fiscal 2011 fourth quarter increased 87% to $9.1 million from $4.9 million in the fourth quarter of fiscal 2010, primarily driven by substantially higher leasing revenues. Gross profit margin for the fourth quarter of fiscal 2011 was 46% compared to 28% in the same period a year ago.

General and administrative (“G&A”) expenses for the fourth quarter of fiscal 2011 were $4.5 million compared to $3.7 million in the fourth quarter of fiscal 2010. During the fiscal 2011 fourth quarter, the Company recorded a pre-tax charge to provision for doubtful accounts of approximately $1.0 million, or approximately $0.06 per share after-tax, related to two international clients.

FISCAL 2011 RESULTS

Total revenues in fiscal 2011 increased 29% to $71.4 million compared to $55.2 million in fiscal 2010. Equipment leasing revenues rose 33% to $36.8 million compared to $27.7 million in the same period a year ago. Lease pool equipment sales in fiscal 2011 were $2.5 million compared to $3.3 million in fiscal 2010. Sales of new seismic, hydrographic and oceanographic equipment in fiscal 2011 almost tripled to $10.7 million compared to $3.6 million in fiscal 2010. Seamap equipment sales in fiscal 2011 were $21.3 million compared to $20.6 million last year.

Gross profit for fiscal 2011 increased to $26.6 million compared to $18.1 million in fiscal 2010. Gross margin expanded 400 basis points to 37% this fiscal year compared to 33% in fiscal 2010. G&A expenses for fiscal 2011 were $16.8 million compared to $15.0 million a year ago. The Company recorded a provision for doubtful accounts of $1.8 million and $1.4 million in fiscal years 2011 and 2010, respectively.

Operating income in fiscal 2011 was $6.9 million compared to $0.9 million in fiscal 2010. Net income in fiscal 2011 increased to $4.7 million, or $0.46 per diluted share, compared to $0.5 million, or $0.05 per diluted share, in fiscal 2010. EBITDA in fiscal 2011 was $28.7 million, or 40% of total revenues, compared to $19.8 million, or 36% of total revenues, in fiscal 2010. For fiscal 2011 the Company’s net cash provided by operating activities was $30.1 million compared to $14.1 million in fiscal 2010.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, April 6, 2011 at 9:00 a.m. Eastern Time to discuss its fiscal 2011 fourth quarter and year-end results. To access the call, please dial (480) 629-9771 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 20, 2011 and may be accessed by calling (303) 590-3030, and using the passcode 4418607#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of fluctuations in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; seasonal fluctuations that can adversely affect our business; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; inability to obtain funding or to obtain funding under acceptable terms; intellectual property claims by third parties; risks associated with our foreign operation, including foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$14,647	$6,130
Restricted cash	—	605
Accounts receivable, net of allowance for doubtful accounts of $2,666 and $2,420 at January 31, 2011 and 2010, respectively	17,832	15,444
Current portion of contracts receivable	3,582	2,073
Inventories, net	4,813	5,199
Cost and estimated profit in excess of billings on uncompleted contract	—	398
Income taxes receivable	325	1,438
Deferred tax asset	1,427	1,400
Prepaid expenses and other current assets	2,128	1,986
Total current assets	44,754	34,673
Seismic equipment lease pool and property and equipment, net	79,095	66,482
Intangible assets, net	5,358	2,678
Goodwill	4,320	4,320
Prepaid foreign income tax	3,053	2,574
Deferred tax asset	—	88
Long-term portion of contracts receivable, net of valuation allowance of $1,487 at January 31, 2010	1,355	4,533
Other assets	36	49

Total assets	$137,971	$115,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,203	$6,489
Current maturities – long-term debt	3,177	93
Foreign income taxes payable	1,276	1,345
Deferred revenue	778	854
Accrued expenses and other current liabilities	5,165	2,668
Total current liabilities	15,599	11,449
Non-current income taxes payable	3,482	3,258
Deferred tax liability	832	—
Long-term debt	23,343	15,735

Total liabilities	43,256	30,442
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,872 and 10,737 shares issued at January 31, 2011 and January 31, 2010, respectively	109	107
Additional paid-in capital	77,419	75,746
Treasury stock, at cost (925 and 925 shares at January 31, 2011 and 2010, respectively)	(4,843)	(4,843)
Retained earnings	14,976	10,247
Accumulated other comprehensive income (loss)	7,054	3,698

Total shareholders’ equity	94,715	84,955

Total liabilities and shareholders’ equity	$137,971	$115,397

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months
			Ended January 31,
	2011	2010	2011	2010
Revenues:
Equipment leasing	$12,692	$7,537	$36,825	$27,702
Lease pool equipment sales	972	2,343	2,470	3,321
Seamap equipment sales	4,115	6,685	21,345	20,567
Other equipment sales	1,956	795	10,723	3,582

Total revenues	19,735	17,360	71,363	55,172

Cost of sales:
Direct costs — equipment leasing	1,254	1,559	3,739	3,760
Direct costs — lease pool depreciation	5,799	4,585	21,354	17,712
Cost of lease pool equipment sales	496	1,996	1,130	2,566
Cost of Seamap and other equipment sales	3,121	4,364	18,498	13,009

Total cost of sales	10,670	12,504	44,721	37,047

Gross profit	9,065	4,856	26,642	18,125
Operating expenses:
General and administrative	4,469	3,696	16,755	14,977
Provision for doubtful accounts	998	—	1,795	1,378
Depreciation and amortization	300	209	1,171	899

Total operating expenses	5,767	3,905	19,721	17,254

Operating income	3,298	951	6,921	871
Other income (expenses):
Gain from bargain purchase in business combination	—	—	1,304	—
Interest, net	(171)	(112)	(473)	(415)
Other, net	(340)	(222)	(958)	183

Total other income (expense)	(511)	(334)	(127)	(232)

Income before income taxes	2,787	617	6,794	639
Provision for income taxes	(1,033)	(33)	(2,065)	(119)

Net income	$1,754	$584	$4,729	$520

Net income per common share:
Basic	$0.18	$0.06	$0.48	$0.05

Diluted	$0.17	$0.06	$046	$0.05

Shares used in computing net income per common share:
Basic	9,916	9,808	9,870	9,799
Diluted	10,358	10,062	10,181	9,963

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months Ended
	January 31,
	2011	2010
Cash flows from operating activities:
Net income	$4,729	$520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,717	18,740
Stock-based compensation	1,099	1,401
Gain from bargain purchase in business combination	(1,304)	—
Provision for doubtful accounts	1,795	1,378
Provision for inventory obsolescence	94	(48)
Gross profit from sale of lease pool equipment	(1,340)	(755)
Excess tax benefit from exercise of non-qualified stock options	5	(45)
Deferred tax benefit	230	(120)
Changes in non-current income taxes payable	224	270
Changes in working capital items, net of effects from business combination:
Trade accounts and contracts receivable	(2,019)	(4,995)
Inventories	727	(754)
Prepaid expenses and other current assets	(40)	(470)
Income taxes receivable and payable	1,001	715
Costs incurred and estimated profit in excess of billings on uncompleted contract	573	1,704
Prepaid foreign income tax	(318)	(2,620)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	1,964	(836)

Net cash provided by operating activities	30,137	14,085

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(32,736)	(26,684)
Purchases of property and equipment	(383)	(502)
Sale of used lease pool equipment	2,470	3,321
Acquisition of AES, net of cash acquired	(2,100)	—
Net cash used in investing activities	(32,749)	(23,865)

Cash flows from financing activities:
Net proceeds from line of credit	6,300	9,400
Proceeds from secured promissory note	3,672	414
Payments on borrowings	(719)	—
Proceeds from short-term investments	684	744
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered to pay taxes	396	(17)
Excess tax benefit from exercise of non-qualified stock options	(5)	45

Net cash provided by financing activities	10,328	10,586
Effect of changes in foreign exchange rates on cash and cash equivalents	801	261

Net change in cash and cash equivalents	8,517	1,067
Cash and cash equivalents, beginning of period	6,130	5,063

Cash and cash equivalents, end of period	$14,647	$6,130

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2011	2010	2011	2010
		(in thousands)
Net income	$1,754	$584	$4,729	$520
Interest expense, net	171	112	473	415
Depreciation and amortization	6,131	4,828	22,717	18,740
Provision for income taxes	1,033	33	2,065	119
Gain from bargain purchase	—	—	(1,304)	—

EBITDA (1)	9,089	5,557	28,680	19,794
Stock-based compensation	158	282	1,099	1,401

Adjusted EBITDA (1)	$9,247	$5,839	$29,779	$21,195

Net cash provided by operating activities	$9,842	$498	$30,137	$14,085
Stock-based compensation	(158)	(282)	(1,099)	(1,401)
Provision for doubtful accounts	(998)	—	(1,795)	(1,378)
Changes in trade accounts and contracts receivable	252	2,773	2,019	4,995
Interest paid	263	166	728	627
Taxes paid , net of refunds	205	2,389	508	1,269
Gross profit from sale of lease pool equipment	476	347	1,340	755
Changes in contract revenues in excess of billings	—	42	(573)	(1,704)
Changes in inventory	106	(714)	(727)	754
Changes in accounts payable, accrued expenses and other current liabilities	32	(503)	(1,964)	836
Other	(931)	841	106	956

EBITDA (1)	$9,089	$5,557	$28,680	$19,794

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EDITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Twelve Months
	January 31,		Ended
			January 31,
	2011	2010	2011	2010
		(in thousands)
Revenues:
Equipment Leasing	$15,620	$10,675	$50,018	$34,605
Seamap	5,041	6,778	22,462	20,993
Inter-segment sales	(926)	(93)	(1,117)	(426)

Total revenues	19,735	17,360	71,363	55,172

Cost of sales:
Equipment Leasing	8,803	8,566	34,494	27,010
Seamap	2,543	3,880	11,209	10,482
Inter-segment costs	(676)	58	(982)	(445)

Total cost of sales	10,670	12,504	44,721	37,047

Gross profit	9,065	4,856	26,642	18,125
Operating expenses:
General and administrative	4,469	3,696	16,755	14,977
Provision for doubtful accounts	998	—	1,795	1,378
Depreciation and amortization	300	209	1,171	899

Total operating expenses	5,767	3,905	19,721	17,254

Operating income	$3,298	$951	$6,921	$871

Equipment Leasing Segment:

Revenue:
Equipment leasing	$12,692	$7,537	$36,825	$27,702
Lease pool equipment sales	972	2,343	2,470	3,321
New seismic equipment sales	605	288	6,056	334
SAP equipment sales	1,351	507	4,667	3,248

Total revenue	15,620	10,675	50,018	34,605
Cost of sales:
Lease pool depreciation	5,838	4,446	21,512	17,712
Direct costs-equipment leasing	1,254	1,559	3,739	3,760
Cost of lease pool equipment sales	496	1,996	1,130	2,566
Cost of new seismic equipment	91	84	4,362	146
sales
Cost of SAP equipment sales	1,124	481	3,751	2,826

Total cost of sales	8,803	8,566	34,494	27,010

Gross profit	$6,817	$2,109	$15,524	$7,595

Gross profit %	44%	20%	31%	22%

Seamap Segment:

Equipment sales	$5,041	$6,778	$22,462	$20,993
Cost of equipment sales	2,543	3,880	11,209	10,482

Gross profit	$2,498	$2,898	$11,253	$10,511

Gross profit %	50%	43%	50%	50%

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